Exhibit 10.44

ESCROW AGREEMENT

This Escrow Agreement dated May 3, 2010 (the "Escrow Agreement"), is entered into by and among (i) ES Cell Australia Limited, an Australian corporation, whose registered office is at R J Ryan Partners, 12 Langmore Lane, Berwick, Victoria 3806, Australia ("ESCA"); (ii) Pharmbio Growth Fund Pte Ltd, a Singapore private limited company, whose registered office is at 250 North Bridge Road #20-02 Raffles City Tower Singapore 179101 ("PGH"); (iii) Biomedical Sciences Investment Fund Pte Ltd, a Singapore private limited company, whose registered office is at 250 North Bridge Road #20-02 Raffles City Tower Singapore 179101  ("BMSIF"), and (iv) BioTime, Inc., a California corporation, whose registered office is at 1301 Harbor Bay Parkway, Suite 100, Alameda, CA, 94502, United States of America ("Purchaser"), and (v) Wells Fargo Bank, National Association, a California corporation,  as escrow agent ("Escrow Agent").  ESCA, PGH, and BMSIF are referred to, collectively, as the "Principal Vendors."  Principal Vendors and Purchaser are referred to, collectively, as the “Parties.”

RECITALS

A.           The Principal Vendors and the Purchaser have entered into an Equity and Note Purchase Agreement dated April 28, 2010 (the "Purchase Agreement", attached to this Agreement as Exhibit A) for Purchaser's acquisition of ordinary shares, preference shares, and promissory notes of ES Cell International Pte Ltd, a Singapore private limited company, whose registered office is at 60 Biopolis Street #01-03 Genome Singapore 138672 (the "Purchase"), pursuant to which the "Purchase Price" (as defined in the Purchase Agreement, and hereby incorporated into this Escrow Agreement) consists of 1,363,751 common shares, no par value, of Purchaser and warrants to purchase 300,000 additional common shares of Purchaser.

B.           Purchaser agrees to place in escrow ten percent (10%) of the common shares, no par value, of Purchaser comprising a part of the Purchase Price issued to the Principal Vendors as set out against the name of each of the Principal Vendors in Schedule 1 (the "Escrow Shares") and the Escrow Agent agrees to hold and distribute the Escrow Shares in accordance with the terms of this Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

Article 1
ESCROW DEPOSIT

1.1           Receipt of Escrow Shares. On or before the Closing Date, Purchaser shall deliver to the Escrow Agent the stock certificates representing the Escrow Shares (the “Share Certificates”) to be held in escrow by Escrow Agent under the terms and conditions of this Escrow Agreement (the “Escrow”). Escrow Agent shall inform each Party in writing of its receipt of the Share Certificates, within two business days of its receipt of the Share Certificates from Purchaser. The Escrow Shares shall also include any (a) other common shares or other securities issued or distributed by Purchaser to holders of its common shares as a share split or share dividend, reclassification of shares; or other distribution, and (b) other securities into which the Escrow Shares may be converted by means of any recapitalization or reclassification of the common shares of Purchaser, or upon any merger or consolidation of Purchaser with any other business entity.

1.2           Stock Transfer Power.  On or before the Closing Date, each Principal Vendor shall deliver to the Escrow Agent a stock transfer power signed in blank authorizing American Stock Transfer and Trust Company (the "Transfer Agent"), whose registered office is at 59 Maiden Lane, Plaza Level, New York, NY 10038, to transfer or cancel the Escrow Shares on the stock transfer records of Purchaser.

1.3           Closing Date.  The "Closing Date" for the Purchase is May 3, 2010, or such later date as the Parties may agree.  If the Closing Date is extended, the Parties shall notify Escrow Agent in writing of the new Closing Date.

1.4           Disbursements.

(a)           Escrow Claims.  An "Escrow Claim" shall be deemed to have occurred if within 180 days after the Closing Date (i) any claim for setoff has been made pursuant to Section 1.7 of the Purchase Agreement and in accordance with the Purchase Agreement ("Setoff"), and one of the Parties has concurrently notified the Escrow Agent of such claim, (ii) a third party has made a claim (whether or not a lawsuit or arbitration proceeding has commenced) that is subject to indemnification under the Purchase Agreement, and one of the Parties has concurrently notified the Escrow Agent of such claim, or (iii) any dispute between the Parties is arbitrated pursuant to Section 7.4 of the Purchase Agreement or submitted for resolution through any other legal proceeding in accordance with the provisions of the Purchase Agreement, and one of the Parties has notified Escrow Holder of such claim.  The Escrow Agent shall not release any Escrow Shares until it has received written instructions pursuant to Section 1.4(b). Any Escrow Claim shall be deemed to have occurred if received before the Escrow Termination Date by the Escrow Agent. The Parties shall provide advance written notice of the identity of the arbitrator to the Escrow Agent pursuant to this Section 1.4.

(b)           Disbursements to Satisfy Escrow Claims.  Escrow Agent shall release Escrow Shares within ten (10) business days after the following events: (i) in the case of Setoff, Escrow Agent shall release Escrow Shares to Purchaser, pursuant to, and following the receipt of, written request for delivery signed by each of the Parties stating the amount of the Escrow Claim, the identity of the Principal Vendor(s) who is/are liable to bear the amount of the Escrow Claim (and not any other Principal Vendor) (“Breaching Principal Vendor”) and the number of Escrow Shares attributable to the Breaching Principal Vendors which will satisfy the amount of the Escrow Claim computed in accordance with this Section 1.4(b) (“Relevant Escrow Shares”); or (ii) in the case of an arbitration or other legal proceeding resulting in a final award or judgment, following Escrow Agent’s receipt of (1) written notice of the final award or judgment in the arbitration or other proceeding, from the prevailing Party or Parties, and (2) a copy of such final award or judgment; or (iii) in the case of an arbitration or other proceeding resulting in an award or judgment and where the Escrow Agent has filed an interpleader action with a court of competent jurisdiction, following Escrow Agent’s receipt of notice of the order of such court. In the case of a Setoff, Escrow Agent shall only release the Relevant Escrow Shares (and not any other Escrow Shares attributed to a non-Breaching Principal Vendor) to Purchaser.  Any Escrow Share calculations pursuant to this Section will be provided in writing to Escrow Agent.  If the Escrow Shares are returned to the Purchaser due to Setoff, the Breaching Principal Vendor shall promptly sign a stock transfer power authorizing the Transfer Agent to transfer or cancel the Relevant Escrow Shares on the stock transfer records of Purchaser. Escrow Agent shall deliver the Share Certificates and stock transfer power signed by the Breaching Principal Vendor to the Transfer Agent for cancellation.  If any amount less than 100% of the Escrow Shares is to be returned to Purchaser or cancelled due to Setoff, then the Breaching Principal Vendor shall promptly sign a stock transfer power authorizing the Transfer Agent to cancel the applicable portion of the Escrow Shares.  The Escrow Holder shall then deliver the Share Certificates and the stock transfer power signed by such Breaching Principal Vendor to the Transfer Agent to cancel the applicable portion of the Escrow Shares, and the Transfer Agent shall deliver new share certificates to the Escrow Agent representing the number of Escrow Shares the Breaching Principal Vendor is entitled to receive after Setoff.

For the avoidance of doubt, any release of the Escrow Shares shall be in accordance with Section 1.4(b) and not pursuant to or in accordance with any notification by any one Party to determine the Escrow Claim in accordance with Section 1.4(a).

(c)           Disbursements Upon Termination of Escrow.  If the Escrow terminates under Section 1.5(a), Escrow Agent shall return all Escrow Shares to the Purchaser within ten (10) days after termination of Escrow.  If the Escrow terminates under Section 1.5(b), within ten (10) business days following the Escrow termination, Escrow Agent shall disburse to the Principal Vendors any Escrow Shares remaining in Escrow following any and all disbursements to satisfy Escrow Claims.

(d)           Cash Dividends or other Cash Distributions. Any cash dividends or cash distributions of any kind made in respect to the Escrow Shares by Purchaser shall  be distributed directly to the Principal Vendors and require no duty by the Escrow Agent.

1.5           Escrow Termination.

(a)           If the Purchase fails to close on the Closing Date, the Purchaser shall notify the Escrow Holder of such failure, and the Escrow shall terminate upon Escrow Agent’s receipt of such notice.

(b)           If the Purchase is consummated on the Closing Date, Escrow shall terminate on the later of (i) the expiration of 180 days following the Closing Date (the “Escrow Termination Date”); and (ii) the date on which all Escrow Claims have been resolved or terminated in accordance with the provisions of Section 1.5 of the Purchase Agreement.  An Escrow Claim shall not be deemed to have been resolved until (A) the Parties have both notified the Escrow Holder in writing that the Escrow Claim has been resolved, or (B) the Escrow Claim has been resolved by a final court judgment or arbitration award Provided Always that an Escrow Claim that is not the subject of pending litigation or arbitration, or that does not pertain to an unresolved claim by a third party, shall lapse unless the Purchaser commences arbitration or other legal proceedings in accordance with Section 7.4 of Purchase Agreement (and in the case of an Escrow Claim against either or both of the BioOne Principal Vendors, by arbitration or legal proceedings being both issued and served) in respect of such Escrow Claim within three months after the Escrow Termination Date failing which such Escrow Claim shall be deemed to have terminated at the expiration of such three month period.

(c)           Notwithstanding paragraphs (a) and (b) of this Section, Escrow shall terminate upon the disbursement of all Escrow Shares in satisfaction or partial satisfaction of one or more Escrow Claims.

(d)           Upon the termination of Escrow, this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 3.1 (Indemnification) and 3.2 (Limitation of Liability) hereof shall survive termination.

Article 2
DUTIES OF THE ESCROW AGENT

2.1           Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, unless an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document, unless notified of such performance or nonperformance by any Party.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement sets forth all matters pertinent to the Escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

2.2           Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns, but only if such direction or consent is consistent with the terms of this Escrow Agreement.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person's or persons' authority.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers' forms in the form of Exhibit B to this Escrow Agreement.

2.3           Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

2.4           No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

Article 3
PROVISIONS CONCERNING THE ESCROW AGENT

3.1           Indemnification.  The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage, and expense, including, without limitation, attorneys' fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim, or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage, or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent.  The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

3.2           Limitation of Liability.  The Escrow Agent shall not be liable, directly or indirectly, for any (i) damages, losses, or expenses arising out of the services provided hereunder, other than damages, losses, or expenses which have been finally adjudicated to have directly resulted from the Escrow Agent's gross negligence or willful misconduct, or (ii) special, indirect, or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the Escrow Agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.

3.3           Removal or Resignation.

(a)           Removal.  The Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of termination.  Such removal shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor escrow agent, and the Escrow Agent's sole responsibility thereafter shall be to safely keep the Escrow Shares and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with the order of a court or other dispute resolution authority.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

(b)           Resignation.  If the Escrow Agent shall resign as the escrow agent hereunder, a successor escrow agent shall be promptly appointed jointly by the Parties. The Escrow Agent may resign at any time by giving to the Parties thirty (30) days’ written notice of resignation (the “Resignation Notice”). Such resignation shall take effect when the successor escrow agent accepts in writing its appointment as successor escrow agent and receives the Escrow Shares from the Escrow Agent or, upon disposition of the Escrow Shares, in accordance with written instructions of the Parties. If no successor escrow agent has been appointed and has accepted the Escrow Shares within thirty (30) days after the Resignation Notice is sent, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

3.4           Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Schedule 3.4, which compensation shall be paid 50% by Purchaser and 50% by Principal Vendors.  The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder which causes the Termination of Escrow to take place more than eighteen (18) months after the Closing Date, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed by the non-prevailing Party for all costs and expenses, including reasonable attorneys' fees and expenses, occasioned by any such delay, controversy, litigation, or event.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.

3.5           Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation, or transfer to which the Escrow Agent is a party ("Corporate Event"), shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities, and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.  Escrow Agent shall notify the Parties of any such Corporate Event occurring prior to the Termination of Escrow.

3.6           Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, earthquakes, fire, flood, wars, acts of terrorism, civil or military disturbances, sabotage, epidemic, riots, interruptions, loss, or malfunctions of utilities, computer (hardware or software) or communications services, accidents, labor disputes, acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Article 4
MISCELLANEOUS

4.1           Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns.  No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

4.2           Further Assurances.  The Principal Vendors will execute, acknowledge, and deliver to Escrow Agent such additional stock transfer powers, instruments, notices, and documents; and will take such additional actions as Purchaser, Escrow Agent, or the Transfer Agent may reasonably request to effect, complete, or perfect the transfer or cancellation of Escrow Shares pursuant to this Escrow Agreement.

4.3           Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Shares escheat by operation of law.

4.4           Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid.  If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail.  If notice is given to a party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party or Parties in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Purchaser:	BioTime, Inc.
1301 Harbor Bay Parkway, Suite 100
Alameda, CA 94502
Attn: Michael D. West
Phone: (510) 521-3390, ext. 303
Facsimile: (510) 521-3389

With a copy to:	Lippenberger, Thompson, Welch,
Soroko & Gilbert, LLP
201 Tamal Vista Blvd.
Corte Madera, CA 94925
Attn: Richard S. Soroko, Esq.
Phone: (415) 927-5200
Facsimile: (415) 927-5210

If to the Principal Vendors:	At the addresses and numbers provided in Schedule 4.4 to this Escrow Agreement

If to the Escrow Agent:	Wells Fargo Bank, National Association
Corporate, Municipal and Escrow Services
707 Wilshire Boulevard, 17th floor.
Los Angeles, California 90017
Phone: (213) 614-4117
Facsimile: (213) 614-3306

4.5           Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California.

4.6           Entire Agreement.  This Escrow Agreement sets forth the entire agreement and understanding of the Parties related to the Escrow Shares.

4.7           Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

4.8           Waivers.  The failure of any Party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any Party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

4.9           Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

4.10        Counterparts.  This Escrow Agreement and the Certificate as to Authorized Signatures attached as Exhibit B may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

[signatures on following page]

PURCHASER:	BioTime, Inc.,
a California corporation

	By:	/s/ Michael D. West
	Name:	Michael D. West
	Title:	Chief Executive Officer

PRINCIPAL VENDORS:	ES Cell Australia Limited,
an Australian corporation

	By:	/s/ Carl David Strachan
	Name:	Carl David Strachan
	Title:	Director

Pharmbio Growth Fund Pte Ltd,
a Singapore private limited company

	By:	/s/ Eugene Khoo Kay Jin
	Name:	Eugene Khoo Kay Jin
	Title:	Director

Biomedical Sciences Investment Fund Pte Ltd,
a Singapore private limited company

	By:	/s/ Chu Swee Yeok
	Name:	Chu Swee Yeok
	Title:	Director

ESCROW HOLDER:	Wells Fargo Bank, National Association

	By:	/s/ Tom Orlina
	Name:	Tom Orlina
	Title:	Vice-President

Exhibit A

Purchase Agreement

- Exhibit A -

Exhibit B

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the respective Parties and are authorized to initiate and approve transactions of all types for the Escrow account or accounts established under the Escrow Agreement to which this Exhibit B is attached.

PURCHASER:	BioTime, Inc.,
a California corporation

	By:	/s/ Michael D. West
	Name:	Michael D. West
	Title:	Chief Executive Officer

PRINCIPAL VENDORS:	ES Cell Australia Limited,
an Australian corporation

	By:	/s/ Carl David Strachan
	Name:	Carl David Strachan
	Title:	Director

Pharmbio Growth Fund Pte Ltd,
a Singapore private limited company

	By:	/s/ Eugene Khoo Kay Jin
	Name:	Eugene Khoo Kay Jin
	Title:	Director

Biomedical Sciences Investment Fund Pte Ltd,
a Singapore private limited company

	By:	/s/ Chu Swee Yeok
	Name:	Chu Swee Yeok
	Title:	Director

- Exhibit B -

Schedule 1

Escrow Shares

	Name and Particulars	Number of Common Shares of Purchaser Held in Escrow
	ES Cell Australia Limited	1,586

	Pharmbio Growth Fund Pte Ltd	2,462

	Biomedical Sciences Investment Fund Pte Ltd	132,328

Total		136,376

- Schedule 1 -

Schedule 3.4

Escrow Agent Fees

- Schedule 3.4 -

Schedule 4.4

Contact Addresses and Numbers for Principal Vendors

ES Cell Australia Limited:	Suite 203/63 Stead Street South
Melbourne Victoria, 3205 Australia
Attn: Carl Strachan
Phone: (+613) 9699 2343
Facsimile: (+613) 9696 8525

Pharmbio Growth Fund Pte Ltd:	250 North Bridge Road #20-02
Raffles City Tower Singapore 179101
Attn: Eugene Khoo Kay Jin
Phone: (+65) 6832 6280
Facsimile: (+65) 6832 6838

Biomedical Sciences Investment Fund Pte Ltd:	250 North Bridge Road #20-02
Raffles City Tower Singapore 179101
Attn: Chu Swee Yeok
Phone: (+65) 6832 6832
Facsimile: (+65) 6832 6838

- Schedule 4.4 -